Exhibit 99.4

FOR IMMEDIATE RELEASE	CONTACT: BRETT CHILES
(713) 529-0900

INFINIA ANNOUNCES PARTNERSHIP TO DEVELOP

BIOMASS POWER SYSTEMS FOR DEVELOPING NATIONS

HOUSTON, TX – August 13, 2007 – INFINIA Corporation (“Infinia”), a portfolio company of Equus Total Return, Inc. (“Equus”) announced that it has partnered with Lexington, Massachusetts- based Emergence BioEnergy, Inc. (“EBI”) to develop a product that will serve developing nations, including their rural communities. EBI will focus on Bangladesh and has developed a strategy for serving low-income countries around the world.

The initial product will package Infinia’s 1-kilowatt (kW) free-piston Stirling generator with a thermal appliance and will operate on methane gas produced by an anaerobic digester that converts livestock manure and agricultural wastes into combustible biogas. The product is highly versatile and can be adapted to other fuel sources, depending on the circumstances.

The EBI strategy, conceptualized by Grameen Phone founder and EBI CEO Iqbal Quadir, provides a platform that generates electricity on a sustainable basis from locally available fuel sources and provides clean, high quality heat to support additional income-generating opportunities for local entrepreneurs. The digester produces fuel for the Stirling engine and produces waste solids which can be used as fertilizers and fish feed. The Stirling engine will consume biogas from the digester and generate electricity and heat.

“Infinia’s unique Stirling engine technology will enable us to provide an efficient and reliable energy system that the farmers and villagers can operate and maintain themselves,” said EBI CEO Iqbal Quadir. “This opportunity has the potential to positively impact more people in more ways than virtually anything I’ve seen.”

Infinia’s 1 kW Stirling engine is being used in residential combined heat and power appliances expected to be commercialized in Asia and Europe over the next 18 months. Mass production of the 1 kW engine will help to ensure that the EBI product is affordable for Bangladeshi entrepreneurs and villages.

INFINIA Corporation, based in Kennewick, WA, is a leading developer of Stirling-cycle based products and technologies. Operating without internal combustion, a Stirling engine utilizes a temperature differential to drive a piston and produce electricity. Along with other Stirling based products, INFINIA is focused on commercializing a Stirling power system operating on concentrated solar energy for commercial and residential users. Additional information on INFINIA may be obtained from the INFINIA website at www.infiniacorp.com.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.